Exhibit 99.1
INVESTOR RELATIONS CONTACT:
Ryan D. Robinson,
Senior Vice President and Chief Financial Officer
847-286-8700
FOR IMMEDIATE RELEASE:
December 4, 2015
SEARS HOMETOWN AND OUTLET STORES, INC. REPORTS THIRD QUARTER 2015 RESULTS
HOFFMAN ESTATES, Ill. - Sears Hometown and Outlet Stores, Inc. ("SHO" or "Company") (NASDAQ: SHOS) today reported results for its quarter ended October 31, 2015. Results for the third quarter included:

•	Operating loss was $7.5 million

•	EPS was $(0.17)

•	Adjusted EBITDA decreased to $(5.1) million

•	Comparable store sales decreased 1.6%

Will Powell, Chief Executive Officer and President, said, "Our comparable store sales decrease of 1.6% in the third quarter of 2015 was similar to the 1.4% decrease in the second quarter of 2015. However, our merchandise margin rate declined due to an increasingly competitive promotional environment. We reduced selling and administrative expenses on both a dollar basis and a rate basis in the quarter. Also, Adjusted EBITDA was negatively impacted by our previously announced store-closing initiative, which resulted in 53 closings during the quarter."
"Hometown posted an overall Adjusted comparable store sales decline of 0.2%, but we achieved a positive Adjusted comparable sales increase of 2.7% in home appliances, which was the first quarterly increase this year in this key category for our business. Adjusted comparable store sales were up in mattresses, a strategic growth category for SHO. Sales were down in lawn and garden, we believe due to unseasonably warm weather that delayed fall clean-up and snow-thrower sales in several parts of the country."
"Outlet Adjusted comparable store sales declined 7.5% in the third quarter of 2015 as we lapped a 9.6% increase in the third quarter of 2014. While our inventory position improved during the quarter, the increasingly competitive promotional environment impacted the value proposition of "as-is" home appliances as competitors reduced prices for new in-box appliances."
"In the third quarter of 2015, we completed the conversion of another 57 store locations to our America's Appliance Experts program ("AAE") that is intended to improve our home-appliances shopping experience in the Hometown segment. In total, all AAE store locations achieved positive total and home-appliance comparable store sales, which outperformed non-AAE locations on both measures. While all of our AAE stores represent less than 10% of total sales, we are encouraged by these results. Currently, we have 180 AAE locations with 108 locations converted through the first three quarters of 2015 and another 72 converted at the beginning of the fourth quarter 2015. In 2016, we plan to convert another 300 locations."
"In the third quarter of 2015, we opened 10 new stores (5 in Hometown; 5 in Outlet) and opened a total of 28 new stores in the first three quarters of 2015 (15 in Hometown; 13 in Outlet). Of the 13 new Outlet stores, we converted eight from Hardware stores. In these converted locations, we expect future profit results to improve and inventory working-capital requirements to decline significantly. In the first three quarters of 2015, we closed 116 under-performing stores (113 in Hometown and 3 in Outlet), which reduced Adjusted EBITDA by $2.3 million in the third quarter 2015 and $4.3 million in the first three quarters of 2015. These closures should enable us to reduce expenses, improve future profit performance, and make better use of over $30 million of net working capital."
"Thus far in 2015, we have taken steps to better align operating costs with recent performance and to improve the quality and speed of execution of our plans by restructuring the executive team and reducing overall payroll and benefits costs at our support center and in our field organization. These changes resulted in savings of over $1 million in the third quarter of 2015, and we expect to achieve savings of $2 million for the full year 2015."

"We continue to expect that our business process outsourcing and information technology systems migration initiative will be substantially operational by the end of the 2016 fiscal year. This initiative will provide us with more operational flexibility including the ability to purchase and efficiently flow merchandise directly from manufacturers."
"During the preceding twelve months we generated strong operating cash flow, which has allowed us to reduce borrowings year-over-year on our senior ABL facility at the end of the quarter to $47.4 million from $73.2 million at the end of the third quarter 2014. At the end of the quarter of the third quarter of 2015 we had $196.9 million of additional borrowing capacity."
Third Quarter Results

Net sales in the third quarter of 2015 decreased $18.0 million, or 3.2%, to $547.1 million from the third quarter of 2014. This decrease was driven primarily by (1) a 1.6% decrease in comparable store sales, (2) lower initial franchise revenues, which were less than $0.1 million in the third quarter of 2015 compared to $6.5 million in the third quarter of 2014, (3) the impact of closed stores (net of new store openings), and (4) lower online commissions from Sears Holdings ($2.7 million in the third quarter of 2015 compared to $4.2 million in the third quarter of 2014). These declines were partially offset by the discontinuation of layaway in most of our locations as of August 29, 2015, resulting in recognition of deferred layaway revenue. In the third quarter of 2014, we also recorded a one-time $2.3 million reduction in revenues related to the reconciliation of payments between Sears Holdings and SHO.

During the first three quarters of 2014, Sears Holdings offered promotions that resulted in a significant increase during each quarter in SHO's "Commission Sales," which are sales to SHO customers (1) that are transacted in SHO stores by SHO or its independent dealers and franchisees through sears.com, (2) that are fulfilled and recorded by Sears Holdings, and (3) for which SHO receives an online commission from Sears Holdings. During the third quarter of 2015, our Commission Sales declined to $9.5 million compared to $14.3 million in the third quarter of 2014. As a result, comparable store sales, which measure the increase in sales on transactions fulfilled and recorded by SHO and do not include Commission Sales, were favorably impacted. Including Commission Sales, Adjusted comparable store sales for the third quarter of 2015 decreased 2.5%. Comparable store sales in Hometown were up 1.1% while comparable store sales in Outlet were down 7.7%. Adjusted comparable store sales were down 0.2% in Hometown and down 7.5% in Outlet.

The Adjusted comparable store sales decrease of 2.5% was primarily due to (1) lower Outlet home appliances sales resulting from a highly promotional environment, (2) lower lawn and garden sales in both segments due to soft performance in the Hometown yard tractor and snow thrower categories and, in Outlet, due to a large decrease in as-is, out-of-box tractor receipts from Sears Holdings, (3) lower tools sales in Hometown due to declines in core categories such as mechanics tool sets, tool storage and compressors despite aggressive promotional pricing, and (4) a decrease in Outlet apparel sales due to inventory mix and a reduction in allocated space within the selling stores. These decreases were partially offset by higher sales in Hometown home appliances (primarily refrigeration), which was driven by aggressive promotional pricing in the market.

Gross margin was $117.8 million, or 21.5% of net sales, in the third quarter of 2015 compared to $135.1 million, or 23.9% of net sales, in the third quarter of 2014. The decrease in gross margin rate was primarily driven by (1) lower initial franchise revenues, (2) lower margin on merchandise sales in Hometown partially offset by higher margins in Outlet, (3) higher occupancy costs due to a higher number of Company-operated locations, (4) an unfavorable impact of 31 basis points on the third quarter 2015 gross margin rate due to store closings, and (5) lower online commissions from Sears Holdings. These decreases were partially offset by lower merchandise shrink and a $0.9 million net payment to Sears Holdings in the third quarter of 2014 related to the reconciliation of payments between Sears Holdings and SHO. Excluding the impact of online commissions from Sears Holdings, initial franchise revenues, and closed stores, gross margin declined 98 basis points to 21.6% of net sales in the third quarter of 2015 compared to 22.6% of net sales in the third quarter of 2014.

Selling and administrative expenses decreased to $123.0 million, or 22.5% of net sales, in the third quarter of 2015 from $139.8 million, or 24.7% of net sales, in the prior-year quarter. The decrease was primarily due to a $11.5 million provision for losses on franchisee receivables recognized in the third quarter of 2014, the impact of closed stores (net of new store openings), and lower commissions paid to dealers and franchisees on lower sales volume. These declines were partially offset by higher payroll and benefits due to more Company-operated stores compared to the prior year.

During the three months ended November 1, 2014, we recorded a non-cash goodwill impairment charge of $167.0 million associated with the Hometown Reporting Unit. This charge eliminated all of our recorded goodwill.

We recorded operating losses of $7.5 million and $173.6 million in the third quarters of 2015 and 2014, respectively. As described above, in the third quarter of 2014 we recorded a non-cash goodwill impairment charge of $167.0 million (which eliminated all of our recorded goodwill) and a $11.5 million provision for losses on franchisee receivables. The improvement in our operating loss in the third quarter of 2015 resulted from lower selling and administrative expenses and a smaller provision for losses on franchisee receivables ($0.1 million) partially offset by lower initial franchise revenues, a lower gross margin rate, and lower sales volume. Excluding the $167.0 million goodwill impairment charge from the third quarter of 2014 and the provision for losses on franchisee receivables and the initial franchise revenues from both periods, our third quarter 2015 operating loss would have been $7.4 million compared to $1.6 million operating loss in the third quarter of 2014.
Financial Position

We had $22.1 million in cash and cash equivalents as of October 31, 2015 and $23.2 million as of November 1, 2014. Availability as of October 31, 2015 under our Credit Agreement, dated as of October 11, 2012, among the Company, its subsidiaries, Bank of America, N.A., and other lenders (the “Senior ABL Facility”) was $196.9 million with $47.4 million drawn and $5.7 million of letters of credit outstanding. For the first three quarters of 2015 we funded ongoing operations with cash on-hand and cash generated by operating activities. Our primary needs for liquidity are to fund inventory purchases and capital expenditures and for general corporate purposes.
Total merchandise inventories were $448.4 million at October 31, 2015 and $462.2 million at November 1, 2014. Merchandise inventories decreased $11.5 million in Hometown and $2.3 million in Outlet. The decline in Hometown was primarily due to store closures in our Hardware stores compared to the prior year and a reduction in layaway inventory resulting from the discontinuation of the program in the third quarter of 2015. Outlet's reduction was primarily driven by lower home-appliances inventory due a decrease in the number of units on-hand, partially offset by a shift in the mix of receipts resulting in a higher cost per unit, and in apparel due to tighter management of inventory. These decreases were partially offset by higher lawn and garden and housewares inventory due to seasonal buys and an increase in furniture due to vendor and assortment expansion.
Comparable Store Sales

Comparable store sales include merchandise sales for all stores operating for a period of at least 12 full months, including remodeled and expanded stores but excluding store relocations and stores that have undergone format changes.  Comparable store sales include online transactions recorded by SHO and also include the change in the unshipped sales reserves recorded at the end of each reporting period.  Comparable store sales do not include Commission Sales.
Adjusted Comparable Store Sales

In addition to our net sales determined in accordance with GAAP, for purposes of evaluating our sales performance we also use Adjusted comparable store sales. This measure includes Commission Sales in net sales. Our management uses Adjusted comparable store sales, among other factors, to evaluate the sales performance of our overall business and individual stores for comparable periods. Adjusted comparable store sales should not be used by investors or other third parties as the sole basis for formulating investment decisions as it includes Commission Sales, which were not fulfilled or recorded by SHO or its independent dealers or franchisees and for which sales SHO only received commissions. Adjusted comparable store sales should not be considered as a substitute for GAAP measurements.

While Adjusted comparable store sales is a non-GAAP measure, management believes that it is an important indicator of store sales performance because:

•	SHO receives commissions on all Commission Sales.

•
Store sales recorded and fulfilled by SHO and Commission Sales involve essentially the same in-store selling activity. As a consequence, unadjusted comparable store sales, which do not include Commission Sales, understate what SHO believes to be its effective comparable store sales performance.

The following table presents a reconciliation of Adjusted comparable store sales to net sales, the most comparable GAAP measure, for each of the periods indicated:

	13 Weeks Ended October 31, 2015			39 Weeks Ended October 31, 2015
Thousands	Hometown	Outlet	Total	Hometown	Outlet	Total
Net sales	$379,840	$167,303	$547,143	$1,251,247	$498,275	$1,749,522
Less: Non-comparable store sales	(40,037)	(24,346)	(64,383)	(121,325)	(73,969)	(195,294)
Comparable store sales recorded by SHO	339,803	142,957	482,760	1,129,922	424,306	1,554,228
Commission Sales (1)	6,922	1,753	8,675	25,447	5,629	31,076
Adjusted comparable store sales	$346,725	$144,710	$491,435	$1,155,369	$429,935	$1,585,304

	13 Weeks Ended November 1, 2014			39 Weeks Ended November 1, 2014
Thousands	Hometown	Outlet	Total	Hometown	Outlet	Total
Net sales	$387,743	$177,404	$565,147	$1,286,532	$507,162	$1,793,694
Less: Non-comparable store sales	(51,802)	(22,529)	(74,331)	(153,280)	(63,506)	(216,786)
Comparable store sales recorded by SHO	335,941	154,875	490,816	1,133,252	443,656	1,576,908
Commission Sales (1)	11,469	1,558	13,027	49,004	8,902	57,906
Adjusted comparable store sales	$347,410	$156,433	$503,843	$1,182,256	$452,558	$1,634,814

	13 Weeks Ended October 31, 2015 vs. 13 Weeks Ended November 1, 2014			39 Weeks Ended October 31, 2015 vs. 39 Weeks Ended November 1, 2014
	Hometown	Outlet	Total	Hometown	Outlet	Total
Comparable store sales recorded by SHO	1.1%	(7.7)%	(1.6)%	(0.3)%	(4.4)%	(1.4)%
Adjusted comparable store sales	(0.2)%	(7.5)%	(2.5)%	(2.3)%	(5.0)%	(3.0)%
(1) Commission Sales are for comparable stores only. For all comparable and non-comparable stores, Commission Sales for the 13 weeks ended October 31, 2015 and November 1, 2014 were $9.5 million and $14.3 million, respectively, and for the 39 weeks ended October 31, 2015 and November 1, 2014, Commission Sales were $32.4 million and $62.4 million, respectively.
Adjusted EBITDA

In addition to our net income determined in accordance with GAAP, for purposes of evaluating operating performance we also use Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or “Adjusted EBITDA,” which excludes certain significant items as set forth below. Our management uses Adjusted EBITDA, among other factors, for evaluating the operating performance of our business for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Adjusted EBITDA should not be considered as a substitute for GAAP measurements.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs; and

•	Excludes other significant items that may vary significantly from period to period and may have a disproportionate effect in a given period, which affects comparability of results.

Starting with the second quarter of 2015 the Company is excluding initial franchise revenues from Adjusted EBITDA. This change is based on (1) the Company's decision to indefinitely suspend its franchising of additional stores except to existing Company franchisees and (2) the Company's decision to exclude initial franchise revenues from Adjusted EBITDA for the purposes of fiscal year 2015 annual incentive compensation.

The following table presents a reconciliation of Adjusted EBITDA to net income, the most comparable GAAP measure, for each of the periods indicated:

	13 Weeks Ended		39 Weeks Ended
Thousands	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Net loss	$(3,818)	$(171,210)	$(158)	$(164,171)
Income tax (benefit) expense	(3,517)	(2,401)	(361)	2,327
Other income	(721)	(888)	(1,963)	(2,366)
Interest expense	587	915	1,982	2,754
Operating loss	(7,469)	(173,584)	(500)	(161,456)
Depreciation	2,221	2,035	6,246	6,390
Gain on the sale of assets	—	(155)	—	(155)
Impairment of goodwill	—	167,000	—	167,000
Store closing, severance, and executive transition costs	—	—	1,066	—
Initial franchise revenues net of provision for losses	110	5,031	145	(3,664)
Adjusted EBITDA	$(5,138)	$327	$6,957	$8,115

Subsequent Events

In the fourth quarter of 2015 the Company began discussions and reached oral understandings with two franchisees pursuant to which the Company would repurchase a total of 23 franchised locations. The oral understandings are subject to the negotiation, execution, and delivery by the Company and the franchisees of definitive asset purchase and termination agreements which would terminate the franchise agreements and sublease arrangements for the affected locations. The definitive agreements would provide as part of these transactions that the Company would purchase store furniture, fixtures, and equipment for a total of $0.7 million. As of the end of the third quarter of 2015 the franchisees of the affected locations were obligors on promissory notes payable to the Company with unpaid principal amounts totaling approximately $11.8 million, for which franchisee note receivables the Company carried no reserves.  If the Company and the franchisees were to negotiate, execute, and deliver the necessary definitive agreements (the likelihood of which the Company is unable to predict with certainty), the Company expects that these transactions would be completed in the fourth quarter of 2015 and expects that the Company would write-off the franchisee note receivable balances net of the value of any reacquisition rights and the value of the furniture, fixtures, and equipment that the Company would purchase. The Company currently estimates that the loss associated with the write-off of these franchisee note receivable balances would be between $8.0 and $10.0 million.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This news release contains forward-looking statements (the “forward looking statements”). Statements preceded or followed by, or that otherwise include, the words “believes,” “expects,” “anticipates,” “intends,” “project,” “estimates,” “plans,” “forecast,” “is likely to,” and similar expressions or future or conditional verbs such as “will,” “may,” “would,” “should,” and “could” are generally forward-looking in nature and not historical facts. The forward-looking statements are subject to significant risks and uncertainties that may cause our actual results, performance, and achievements in the future to be materially different from the future results, future performance, and future achievements expressed or implied by the forward-looking statements. The forward-looking statements include, without limitation, information concerning our future financial performance, business strategy, plans, goals, beliefs, expectations, and objectives. The forward-looking statements are based upon the current beliefs and expectations of our management.

The following factors, among others, could cause our actual results, performance, and achievements to differ materially from those expressed in the forward-looking statements, and one or more of the differences could have a material adverse effect on our ability to operate our business and could have a material adverse effect on our results of operations, financial condition, liquidity, and cash flows: the possible material adverse effects on us if Sears Holdings financial condition were to significantly deteriorate, including if as a consequence Sears Holdings were to choose to seek the protection of the U.S. bankruptcy laws; our ability to offer merchandise and services that our customers want, including those under the KENMORE®, CRAFTSMAN®, and DIEHARD® marks (which marks are owned by subsidiaries of Sears Holdings and are collectively referred to as the “KCD Marks”); the Merchandising Agreement between us and Sears Holdings provides that (1) if a third party that is not an affiliate of Sears Holdings acquires the rights to one or more (but less than all) of the KCD Marks Sears Holdings may terminate our rights to buy merchandise branded with any of the acquired KCD Marks and (2) if a third party that is not an affiliate of Sears Holdings acquires the rights to all of the KCD Marks Sears Holdings may terminate the Merchandising Agreement in its entirety, over which events we have no control; the sale by Sears Holdings and its subsidiaries to other retailers that compete with us of major home appliances and other products branded with one of the KCD Marks; the willingness and ability of Sears Holdings to fulfill its contractual obligations to us; our ability to successfully manage our inventory levels and implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail industry; worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships; the fact that our past performance generally, as reflected on our historical financial statements, may not be indicative of our future performance as a result of, among other things, the consolidation of our Hometown and Outlet businesses into a single business entity, our October 2012 separation from Sears Holdings (the “Separation”), and operating as a standalone business entity; the impact of increased costs due to a decrease in our purchasing power following the Separation, and other losses of benefits (such as a more effective and productive business relationship with Sears Holdings) that were associated with having been wholly owned by Sears Holdings and its subsidiaries prior to the Separation; our continuing reliance on Sears Holdings for most products and services that are important to the successful operation of our business, and our potential need to rely on Sears Holdings for some products and services beyond the expiration, or earlier termination by Sears Holdings, of our agreements with Sears Holdings; the willingness of Sears Holdings’ appliance, lawn and garden, tools, and other vendors to continue to supply to Sears Holdings, on terms (including vendor payment terms for Sears Holdings’ merchandise purchases) that are acceptable to it and to us, merchandise that we would need to purchase from Sears Holdings to ensure continuity of merchandise supplies for our businesses; the willingness of Sears Holdings’ appliance, lawn and garden, tools, and other vendors to continue to pay to Sears Holdings merchandise-related subsidies and allowances and cash discounts (some of which Sears Holdings is obligated to pay to us); if Sears Holdings' sales of major appliances and lawn and garden merchandise to its retail customers decline Sears Holdings' sales to us of as-is out-of-box products could decline; our ability to obtain the resolution, on commercially reasonable terms, of existing disputes and, when they arise, future disputes with Sears Holdings regarding many of the material terms and conditions of our agreements with Sears Holdings; our ability to establish information, merchandising, logistics, and other systems separate from Sears Holdings that would be necessary to ensure continuity of merchandise supplies for our businesses if vendors were to reduce, or cease, their merchandise sales to Sears Holdings or if Sears Holdings were to reduce, or cease, its merchandise sales to us; our ability to establish a more effective and productive business relationship with Sears Holdings, particularly in light of the existence of pending, and the likelihood of future, disputes with respect to the terms and conditions of our agreements with Sears Holdings; most of our agreements related to the Separation and our continuing relationship with Sears Holdings were negotiated while we were a subsidiary of Sears Holdings, and we may have received different terms from unaffiliated third parties (including with respect to merchandise-vendor and service-provider indemnification and defense for negligence claims and claims arising out of failure to comply with contractual obligations); our reliance on Sears Holdings to provide computer systems to process transactions with our customers (including the point-of-sale system for the stores we operate and the stores that our independent dealers and franchisees operate, which point-of-sale system captures, among other things, credit-card information supplied by our customers) and others, quantify our results of operations, and manage our business (“SHO’s SHC-Supplied Systems”); SHO’s SHC-Supplied Systems could be subject to disruptions and data/security breaches (Kmart, owned by Sears Holdings, announced in October 2014 that its payment-data systems had been breached), and Sears Holdings could be unwilling or unable to indemnify and defend us against third-party claims and other losses resulting from such disruptions and data/security breaches, which could have one or more material adverse effects on SHO; limitations and restrictions in our Senior ABL Facility and related agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing on acceptable terms; our dependence on the ability and willingness of our independent dealers and independent franchisees to operate their stores profitably and in a manner consistent with our concepts and standards; our ability to sell profitably online all of our merchandise and services; our dependence on sources outside the U.S. for significant amounts of our merchandise inventories; fixed-asset impairment for long-lived assets; our ability to attract, motivate, and retain key executives and other employees; our ability to maintain effective internal controls as a publicly held company; our ability to realize the benefits that we expect to achieve from the Separation; litigation and regulatory trends challenging various aspects of the franchisor-franchisee relationship in the fast-food industry could expand to challenge or adversely affect our relationships with our independent dealers and independent franchisees; low trading volume of our common stock due to limited liquidity or a lack of analyst coverage; and the impact on our common stock and our overall performance as a result of our principal stockholders’ ability to exert control over us.

The foregoing factors should not be understood as exhaustive and should be read in conjunction with the other cautionary statements, including the “Risk Factors,” that are included in our Quarterly Report on Form 10-Q for the quarter ended October 31, 2015, our Annual Report on Form 10-K for the fiscal year ended January 31, 2015, and in our other filings with the Securities and Exchange Commission and our other public announcements. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this presentation are made only as of its date, and we undertake no obligation to publicly update or review any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or circumstances, or otherwise, except as required by law.
About Sears Hometown and Outlet Stores, Inc.

Sears Hometown and Outlet Stores, Inc. is a national retailer primarily focused on selling home appliances, hardware, tools and lawn and garden equipment. Our Hometown stores are designed to provide our customers with in-store and online access to a wide selection of national brands of home appliances, tools, lawn and garden equipment, sporting goods and household goods, depending on the particular format. Our Outlet stores are designed to provide our customers with in-store and online access to new, one-of-a-kind, out-of-carton, discontinued, obsolete, used, reconditioned, overstocked, and scratched and dented products across a broad assortment of merchandise categories, including home appliances, lawn and garden equipment, apparel, mattresses, sporting goods and tools at prices that are significantly lower than manufacturers' suggested retail prices. As of October 31, 2015, we or our dealers and franchisees operated a total of 1,172 stores across all 50 states as well as in Puerto Rico and Bermuda. Our principal executive offices are located at 5500 Trillium Boulevard, Suite 501, Hoffman Estates, Illinois 60192 and our telephone number is (847) 286-7000.
* * * * *

Sears Hometown and Outlet Stores, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
Thousands, except per share amounts	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
NET SALES	$547,143	$565,147	$1,749,522	$1,793,694
COSTS AND EXPENSES
Cost of sales and occupancy	429,361	430,085	1,350,021	1,367,644
Selling and administrative	123,030	139,766	393,755	414,271
Impairment of goodwill	—	167,000	—	167,000
Depreciation	2,221	2,035	6,246	6,390
Gain on the sale of assets	—	(155)	—	(155)
Total costs and expenses	554,612	738,731	1,750,022	1,955,150
Operating loss	(7,469)	(173,584)	(500)	(161,456)
Interest expense	(587)	(915)	(1,982)	(2,754)
Other income	721	888	1,963	2,366
Loss before income taxes	(7,335)	(173,611)	(519)	(161,844)
Income tax benefit (expense)	3,517	2,401	361	(2,327)
NET LOSS	$(3,818)	$(171,210)	$(158)	$(164,171)

NET LOSS PER COMMON SHARE
ATTRIBUTABLE TO STOCKHOLDERS

Basic:	$(0.17)	$(7.55)	$(0.01)	$(7.24)
Diluted:	$(0.17)	$(7.55)	$(0.01)	$(7.24)

Basic weighted average common shares outstanding	22,666	22,666	22,666	22,666
Diluted weighted average common shares outstanding	22,666	22,666	22,666	22,666

Sears Hometown and Outlet Stores, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

Thousands	October 31, 2015	November 1, 2014	January 31, 2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$22,139	$23,189	$19,746
Accounts and franchisee receivables, net	18,293	20,930	15,456
Merchandise inventories	448,443	462,226	442,743
Prepaid expenses and other current assets	17,187	17,893	19,350
Total current assets	506,062	524,238	497,295
PROPERTY AND EQUIPMENT, net	59,207	50,454	50,708
GOODWILL	—	—	—
LONG-TERM DEFERRED TAXES	52,652	47,359	54,273
OTHER ASSETS, net	42,337	41,185	43,446
TOTAL ASSETS	$660,258	$663,236	$645,722
LIABILITIES
CURRENT LIABILITIES
Short-term borrowings	$47,400	$73,200	$84,100
Payable to Sears Holdings Corporation	81,422	79,940	61,089
Accounts payable	45,558	20,238	14,888
Other current liabilities	61,554	60,079	60,938
Current portion of capital lease obligations	141	75	147
Total current liabilities	236,075	233,532	221,162
CAPITAL LEASE OBLIGATIONS	182	136	176
OTHER LONG-TERM LIABILITIES	2,109	2,908	2,098
TOTAL LIABILITIES	238,366	236,576	223,436
STOCKHOLDERS' EQUITY
TOTAL STOCKHOLDERS' EQUITY	421,892	426,660	422,286
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$660,258	$663,236	$645,722

Sears Hometown and Outlet Stores, Inc.
Segment Results
(Unaudited)

Hometown
	13 Weeks Ended		39 Weeks Ended
Thousands, except for number of stores	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Net sales	$379,840	$387,743	$1,251,247	$1,286,532
Comparable store sales % (1)	1.1%	(6.2)%	(0.3)%	(6.2)%
Cost of sales and occupancy	301,966	299,013	970,586	983,214
Gross margin dollars	77,874	88,730	280,661	303,318
Margin rate	20.5%	22.9%	22.4%	23.6%
Selling and administrative	85,808	103,395	277,745	307,747
Selling and administrative expense as a percentage of net sales	22.6%	26.7%	22.2%	23.9%
Impairment of goodwill	—	167,000	—	167,000
Depreciation	901	746	2,437	2,127
Gain on the sale of assets	—	(155)	—	(155)
Total costs and expenses	388,675	569,999	1,250,768	1,459,933
Operating income (loss)	$(8,835)	$(182,256)	$479	$(173,401)
Total Hometown stores			1,011	1,108

Outlet
	13 Weeks Ended		39 Weeks Ended
Thousands, except for number of stores	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Net sales	$167,303	$177,404	$498,275	$507,162
Comparable store sales % (2)	(7.7)%	9.3%	(4.4)%	(1.4)%
Cost of sales and occupancy	127,395	131,072	379,435	384,430
Gross margin dollars	39,908	46,332	118,840	122,732
Margin rate	23.9%	26.1%	23.9%	24.2%
Selling and administrative	37,222	36,371	116,010	106,524
Selling and administrative expense as a percentage of net sales	22.2%	20.5%	23.3%	21.0%
Depreciation	1,320	1,289	3,809	4,263
Total costs and expenses	165,937	168,732	499,254	495,217
Operating income (loss)	$1,366	$8,672	$(979)	$11,945
Total Outlet stores			161	149

(1)	Hometown Adjusted comparable store sales for the 13 and 39 Weeks ended October 31, 2015 were (0.2)% and (2.3)%, respectively.

(2)	Outlet Adjusted comparable store sales for the 13 and 39 Weeks ended October 31, 2015 were (7.5)% and (5.0)%, respectively.